UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2007

MOTHERS WORK, INC.

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street
Philadelphia, PA 19123
(Address of Principal Executive Offices)

(215) 873-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement

The information included under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On March 13, 2007, Mothers Work, Inc. (the “Company”) issued a press release announcing that it entered into a Term Loan and Security Agreement for a $90,000,000 senior secured Term Loan B due March 13, 2013, the proceeds of which will be used to redeem the remaining $90,000,000 million principal amount of the Company’s 11¼% Senior Notes due August 1, 2010.  In addition, as part of the transaction, the Company announced that it has amended its existing $60 million revolving credit facility in order to permit the new Term Loan financing.  The terms of the Term Loan and the amendment to the revolving credit facility are described below.

All of the Company’s remaining 11¼% Senior Notes will be redeemed at a price of 105.625% of face value (plus accrued interest) pursuant to the optional redemption provisions of the indenture of the Senior Notes.  The redemption date will be on or about Wednesday, April 18, 2007.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Term Loan and Security Agreement

On March 13, 2007, the Company and its wholly-owned subsidiary, Cave Springs, Inc. (collectively, with the Company, the “Borrowers” and each individually, a “Borrower”), entered into a Term Loan and Security Agreement (the “Term Loan Agreement”) with Bank of America, N.A., as Term Administrative Agent and Term Collateral Agent, and certain lenders arranged through Banc of America Securities LLC (such lenders collectively referred to as the “Term Lenders”).  The obligations of the Borrowers under the Term Loan Agreement are guaranteed by Mothers Work Canada, Inc., a wholly-owned subsidiary of the Company.

The Term Loan Agreement provides for a six-year $90,000,000 senior secured Term Loan B that will mature on March 13, 2013 (the “Term Loan”).  Proceeds of the Term Loan will be used to refinance the Company’s 11¼% Senior Notes.  The Company paid certain closing fees in connection with the negotiation and execution of the Term Loan Agreement.  The Company also will pay an unused line fee under the Term Loan Agreement for the period from the closing date until the draw date.  The Company anticipates that it will draw the $90 million of Term Loan funds on or before the redemption date of the Senior Notes (which is expected to be on or about April 18, 2007). During the six-year term of the Term Loan, the Company may request an increase in the then outstanding amount of the Term Loan of up to $50,000,000, which such increase is subject to the Term Administrative Agent’s approval and certain other conditions.   The Term Loan can be prepaid at the Company’s option, in part or in whole, at any time without any prepayment premium or penalty.

The Term Loan Agreement contains affirmative and negative covenants and representations and warranties that are ordinary and customary for similar term loans.  The Company is required to maintain a specified Consolidated Leverage Ratio (as defined in the Term Loan Agreement) and a specified Consolidated Interest Coverage Ratio (as defined in the Term Loan Agreement) during the term of the Term Loan Agreement.  The maximum permitted Consolidated Leverage Ratio is 3.50 to 1.00 through and including the fiscal quarter ending September 30, 2010, and 3.25 to 1.00 for the remainder of the Term Loan Agreement.  The minimum permitted Consolidated Interest Coverage Ratio is 2.25 to 1.00 through and including the fiscal quarter ending September 30, 2010, and 2.50 to 1.00 for the remainder of the Term Loan Agreement.

The Term Loan Agreement is secured by a security interest in the Company’s accounts receivable, inventory, real estate interests, letter of credit rights, cash, intangibles and certain other assets.  The security interest granted to the Term Lenders is, in certain respects, subordinate to the security interest granted to the Credit Facility Lender (defined below).

The interest rate on outstanding borrowings under the Term Loan Agreement is equal to, at the Company’s election, either (i) Bank of America’s prime rate plus 1.00%, or (ii) the LIBOR rate plus the applicable margin.  The applicable margin is initially fixed at 2.50% through and including the fiscal quarter ending September 30, 2007.  Thereafter, the applicable margin for LIBOR rate borrowings is either 2.25% or 2.50%, depending on the Company’s Consolidated Leverage Ratio.

Any amounts outstanding under the Term Loan Agreement may be accelerated and become due and payable immediately upon an event of default and expiration of any applicable cure period.  Events of default include: (i) nonpayment of obligations due under the Term Loan Agreement, (ii) failure to perform any covenant or agreement contained in the Term Loan Agreement, (iii) material misrepresentations, (iv) failure to pay, or certain other defaults under, other material indebtedness including, without limitation, under the Amended Credit Agreement (defined below), (v) certain bankruptcy or insolvency events, (vi) a change of control, (vii) material uninsured losses, (viii) indictments of a Borrower, Guarantor or senior management in a material forfeiture action, and (ix) customary ERISA defaults.

The foregoing description is qualified in its entirety by reference to the full and complete terms contained in the Term Loan Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Second Amended and Restated Loan and Security Agreement

On March 13, 2007, the Borrowers entered into a Second Amended and Restated Loan and Security Agreement (the “Amended Credit Agreement”) with Bank of America, N.A., as successor to Fleet Retail Group, Inc. (the “Credit Facility Lender”).  The obligations of the Borrowers under the Amended Credit Agreement are guaranteed by Mothers Work Canada, Inc., a wholly-owned subsidiary of the Company.  This Amended Credit Agreement is substantially identical to the Amended and Restated Loan and Security Agreement between the Borrower and Fleet Retail Group, Inc. dated October 15, 2004 (the “Original Credit Agreement”) with the exception of the following amendments:

(1)   The maturity date of the Amended Credit Agreement is March 13, 2012 whereas the maturity date of the Original Credit Agreement was October 15, 2009.

(2)   The maximum limit available under the Amended Credit Agreement has been increased to $65,000,000 from $60,000,000.  Upon the request of the Borrowers and the consent of the Credit Facility Lender, permitted borrowings under the Amended Credit Agreement may be increased an additional $20 million, in increments of $2.5 million, up to a maximum limit of $85 million, whereas the Original Credit Agreement permitted increases, upon the request of the Borrowers and the consent of the Credit Facility Lender, of up to an additional $15 million with a maximum limit of $75 million.

(3)   There are no financial covenant compliance requirements in the Amended Credit Agreement unless Excess Availability (as defined in the Amended Credit Agreement) falls below 10% of the Borrowing Base (as defined in the Amended Credit Agreement).  If this occurs the Company would be required to meet a certain minimum fixed charge coverage ratio (which increases in multiple steps from 1.00x during the first approximately one and a half years of the Amended Credit Agreement to 1.10x after the first approximately three and a half years of the Amended Credit Agreement).  In the Original Credit Agreement there were no financial covenant requirements unless either (i) Excess Availability (as defined in the Original Credit Agreement) fell below $10 million, or (ii) average Financial Covenant Adjusted Availability (as defined in the Original Credit Agreement) for any calendar month was less than $15 million.

(4)   Under both the Original Credit Agreement and the Amended Credit Agreement the interest rate on outstanding borrowings is equal to, at the Company’s election, either (i) Bank of America’s prime rate, or (ii) the LIBOR rate plus the applicable margin.  In the Amended Credit Agreement, the applicable margin is variable, ranging from 1.00% to 1.50%, based upon the amount of availability (calculated in accordance with the provisions of the Amended Credit Agreement), whereas under the Original Credit Agreement, the applicable margin ranged from 1.25% to 1.75% based upon the amount of availability.

The Company paid certain closing fees in connection with the negotiation and execution of the Amended Credit Agreement.  Similar to the Original Credit Agreement, the Company pays an unused line fee under the Amended Credit Agreement and would need to pay an early termination fee if the Amended Credit Agreement is terminated prior to the second anniversary of the Amended Credit Agreement.

As in the Original Credit Agreement, the Amended Credit Agreement contains affirmative and negative covenants and representations and warranties that are ordinary and customary for similar credit facilities.

The Amended Credit Agreement, similar to the Original Credit Agreement, is secured by a security interest in the Company’s accounts receivable, inventory, real estate interests, letter of credit rights, cash, intangibles and certain other assets.  The security interest granted to the Credit Facility Lender is, in certain respects, subordinate to the security interest granted to the Term Lenders.

As in the Original Credit Agreement, any amounts outstanding under the Amended Credit Agreement may be accelerated and become due and payable immediately and all loan and letter of credit commitments thereunder may be terminated upon an event of default and expiration of any applicable cure period.  Events of default include: (i) nonpayment of obligations due under the Amended Credit Agreement, (ii) failure to perform any covenant or agreement contained in the Amended Credit Agreement, (iii) material misrepresentations, (iv) failure to pay, or certain other defaults under, other material indebtedness (including, without limitation, under the Term Loan Agreement), (v) certain bankruptcy or insolvency events, (vi) a change of control, (vii) material uninsured losses, (viii) indictments of a Borrower, Guarantor or senior management in a material forfeiture action, and (ix) customary ERISA defaults.

The foregoing description is qualified in its entirety by reference to the full and complete terms contained in the Amended Credit Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1

Term Loan and Security Agreement, dated March 13, 2007, among Mothers Work, Inc. and Cave Springs, Inc., each as a Borrower, and Mothers Work Canada, Inc., as a Guarantor, and Bank of America, N.A, as Term Administrative Agent and Term Collateral Agent, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Runner

10.2

Second Amended and Restated Loan and Security Agreement, dated March 13, 2007, among Mothers Work, Inc. and Cave Springs, Inc., each as a Borrower, and Mothers Work Canada, Inc., as a Guarantor, and Bank of America, N.A, as the Lender

99.1	Press release of Mothers Work, Inc. issued March 13, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: March 15, 2007	MOTHERS WORK, INC.

	By:	/s/ Edward M. Krell
Edward M. Krell
Executive Vice President - Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description
10.1

Term Loan and Security Agreement, dated March 13, 2007, among Mothers Work, Inc. and Cave Springs, Inc., each as a Borrower, and Mothers Work Canada, Inc., as a Guarantor, and Bank of America, N.A, as Term Administrative Agent and Term Collateral Agent, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Runner

10.2

Second Amended and Restated Loan and Security Agreement, dated March 13, 2007, among Mothers Work, Inc. and Cave Springs, Inc., each as a Borrower, and Mothers Work Canada, Inc., as a Guarantor, and Bank of America, N.A, as the Lender

99.1	Press release of Mothers Work, Inc. issued March 13, 2007